As filed with the Securities and Exchange Commission on April 13, 2005

Registration Statement No. 333-120857

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REPUBLIC BANCORP, INC.

(Exact name of Registrant as Specified in Its Charter)

Kentucky	61-0862051
(State of Incorporation)	(I.R.S. Employer Identification No.)

601 West Market Street
Louisville, Kentucky 40202
(502) 584-3600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

REPUBLIC BANCORP, INC. AND SUBSIDIARIES

NON-EMPLOYEE DIRECTOR AND KEY EMPLOYEE

DEFERRED COMPENSATION PLAN

(Full Title of the Plan)

Michael A. Ringswald, Esq.
General Counsel
REPUBLIC BANCORP, INC.
601 West Market Street
Louisville, Kentucky 40202
(502) 584-3600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

James A. Giesel, Esq.
Frost Brown Todd LLC
400 W. Market Street, 32nd Floor
Louisville, Kentucky 40202-3363
(502) 589-5400

EXPLANATORY NOTE

Republic Bancorp, Inc. (the “Registrant” or the “Company”) is filing this Post-Effective Amendment No. 1 to Registration Statement (No. 333-120857) (the “Registration Statement”) to reflect the amendment and restatement of the Republic Bancorp, Inc. Non-Employee Director and Key Employee Deferred Compensation Plan and the Republic Bank & Trust Company Non-Employee Director and Key Employee Deferred Compensation Plan into the Republic Bancorp, Inc. and Subsidiaries Non-Employee Director and Key Employee Deferred Compensation Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of the Registration Statement is included in the prospectus for the Plan, which the Registrant has excluded from the Registration Statement in accordance with the instructions to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Company hereby incorporates by reference the following documents which have previously been filed with the Securities and Exchange Commission (the “Commission”):

•      the Company’s Current Report on Form 8-K dated March 18, 2005; and

•      the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

In addition, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a) and 13(c), Section 14 and Section 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.    Description of Securities.

For purposes of this Item 4, any reference to the Company includes the Company and its subsidiaries.  Any capitalized terms used but not defined herein have the meaning ascribed to them in the Plan.  Under the Plan, the Company will provide non-employee directors and certain key employees of the Company (each a “Participant”) the opportunity to defer a specified percentage of their compensation.  The securities being registered represent obligations (the “Obligations”) of the Company under the Plan to pay to the Participants the value of the deferred compensation in the future.  The compensation deferred by the Participants pursuant to the Plan will be deemed invested in stock units equivalent in value to shares of Class A Common Stock of the Company.  The Plan does not provide for any fixed or guaranteed rate of return on compensation deferred by Participants.  The Company does not guarantee the performance of the stock units, which are the only investment measurement under the Plan, nor does the Company guarantee any minimum return or payments to any Participant, which may be more or less than the amount(s) of compensation that a Participant elected to defer.

At the end of each fiscal quarter, amounts deferred and credited to a Participant’s account are converted to stock units equal to the amount of compensation deferred in the quarter divided by the quarter-end fair market value of the Company’s Class A Common Stock.

Stock units standing to the credit of each Participant’s account will be credited with an amount equal to the cash dividends that would have been paid on the number of stock units in the account if the stock units were deemed to be outstanding shares of stock.  Any dividends so credited will be converted into additional stock units at the end of the fiscal quarter in which the dividends were paid.

The Obligations are payable in a single lump sum in shares of the Company’s Class A Common Stock (with any fractional shares paid in cash) upon the earliest to occur of (i) the end of the deferral period specified in advance by each Participant, (ii) the Participant’s death or Disability or (iii) a Change in Control.

The Obligations are unsecured general obligations of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company.  The Obligations may not be sold, assigned, pledged, mortgaged, hypothecated, alienated, encumbered or in any way transferred or conveyed in advance of receipt.  Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void.  There is no trading market for the Obligations.  The Obligations are not convertible into any other security of the Company.

The Company may amend or terminate the Plan at any time and for any reason.  No amendment or termination may reduce the balance of any deferred compensation account in existence at the time the amendment or termination is made.  The amendment or termination of the Plan shall not accelerate the timing of the payment of benefits under the Plan, unless permitted by applicable law.

Item 6.    Indemnification of Directors and Officers.

The Bylaws of the Registrant require the Registrant to indemnify, and permit the Registrant to advance expenses to, all directors, officers, employees or agents of the Registrant who were or are threatened to be made a defendant or respondent to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, to the fullest extent that is expressly permitted or required by the Kentucky statutes and all other applicable law.

The circumstances under which Kentucky law requires or permits a corporation to indemnify its directors, officers, employees and/or agents are set forth at KRS 271B.8-500, et seq.

Generally, under KRS 271B.8-500 et seq., a corporation may indemnify an individual made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (a) in the case of conduct in his official capacity with the corporation that his conduct was in its best interests, and (b) in all other cases, that his conduct was at least not opposed to its best interests, and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A corporation may not indemnify a director or officer: (1) in connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

These provisions and contracts could reduce the legal remedies available to the Company and its stockholders against these individuals.  In addition, the Registrant may provide liability insurance for each director and officer for certain losses arising from claims or changes made against them while acting in their capabilities as directors or officers of Registrant, whether or not Registrant would have the power to indemnify such person against such liability, as permitted by law.

Item 8.    Exhibits.

The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit No.	Description

4.1*	Republic Bancorp, Inc. and Subsidiaries Non-Employee Director and Key Employee Deferred Compensation Plan
5.1**	Opinion as to the legality of the securities being registered.
23.1**	Consent of Counsel (included in Exhibit 5.1 hereto).
23.2**	Consent of Crowe Chizek and Company LLC.
24.1**	Powers of Attorney (included in the signature page of this Registration Statement).

*      Incorporated by reference to the relevant exhibit to the Company’s Current Report on Form 8-K dated March 16, 2005 and filed with the Commission.

**   Previously filed.

Item 9.    Undertakings.

(a)           The Company hereby undertakes:

(1)           To file, during any period in which offers are being made, a post-effective amendment to the Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)           That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky on April 13, 2005.

REPUBLIC BANCORP, INC.

By:	/s/ Steven E. Trager
Steven E. Trager
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*
Bernard M. Trager	Chairman of the Board of Directors	April 13, 2005

/s/ Steven E. Trager	President and Chief Executive Officer and
Steven E. Trager	Director (Principal Executive Officer)	April 13, 2005

Executive Vice President and Chief
/s/ Kevin Sipes	Financial Officer (Principal Financial
Kevin Sipes	Officer and Principal Accounting Officer)	April 13, 2005

*
Charles E. Anderson	Director	April 13, 2005

/s/ Bill Petter
Bill Petter	Vice Chairman and Director	April 13, 2005

*
Sandra Metts Snowden	Director	April 13, 2005

*
R. Wayne Stratton	Director	April 13, 2005

*
J. Michael Brown	Director	April 13, 2005

*
Susan Stout Tamme	Director	April 13, 2005

*
A. Scott Trager		Vice Chairman and Director	April 13, 2005

* By:	/s/ Steven E. Trager
Steven E. Trager
Attorney-in-Fact

*  Pursuant to a Power of Attorney filed with the Securities and Exchange Commission as part of the Form S-8 Registration Statement filed on November 30, 2004.

Pursuant to the requirements of the Securities Act, the trustees of the Plan (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky on April 13, 2005.

REPUBLIC BANCORP, INC.,
as Plan Administrator of the Republic Bancorp, Inc. and Subsidiaries Non-Employee Director and Key Employee Deferred Compensation Plan

By:	/s/ Bill Petter
Name: Bill Petter
Title: Director

EXHIBIT INDEX

Exhibit No.	Description

4.1*	Republic Bancorp, Inc. and Subsidiaries Non-Employee Director and Key Employee Deferred Compensation Plan
5.1**	Opinion as to the legality of the securities being registered.
23.1**	Consent of Counsel (included in Exhibit 5.1 hereto).
23.2**	Consent of Crowe Chizek and Company LLC.
24.1**	Powers of Attorney (included in the signature page of this Registration Statement).

*      Incorporated by reference to the relevant exhibit to the Company’s Current Report on Form 8-K dated March 16, 2005 and filed with the Commission.

**   Previously filed.